Exhibit 10.31

SECOND AMENDMENT

          THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of the 18th day of November, 2005, by and between RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and RNK, INC. d/b/a RNK Telecom, a Massachusetts corporation (‘Tenant”).

RECITALS

A.

Landlord (as successor in interest to Wells Avenue Senior Holdings, LLC) and Tenant are parties to that certain lease dated May 8, 2000, which Lease has previously been amended by a First Amendment dated November 11, 2004 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 11,225 rentable square feet (the “Original Premises”) on the 2nd and 3rd floors of the building commonly known as 333 Elm Street located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts (the “Building”).

B.

Tenant has requested that additional space containing 3,700 rentable square feet on the 2nd floor of the Building shown as “Available A” on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.

Effective as of the date that this Second Amendment is executed and delivered by both parties (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 11,225 rentable square feet on the 2nd and 3rd floors to 14,925 rentable square feet on the 2nd and 3rd floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term of the Lease for the Expansion Space shall commence on the Expansion Effective Date and end on December 31, 2009 (the “Termination Date”). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein, except that Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowances, abatements or other financial concessions granted with respect to the Original Premises, as set forth in Exhibit C to the Lease, Section III of the First Amendment and Exhibit B to the First Amendment.

B.

The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

Expansion Effective Date - December 31, 2005:	$-0-	$-0-	$-0-
January 1, 2006 - December 31, 2009:	$23.02	$85,174.00	$7,097.83

Tenant shall have no obligation to pay Base Rent for the period commencing as of the Expansion Effective Date and ending as of December 31, 2005.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Tenant’s Share. As of the Expansion Effective Date, Tenant’s Share shall be 33.17%.

IV.

Operating Costs and Real Estate Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Share of Expense Increases and Tax Increases in accordance with the terms of the Lease as modified hereby. Tenant shall not, however, be liable for any additional rent, including additional rent on account of Expense Increases and Tax Increases attributable to the Expansion Space for any period preceding the Expansion Effective Date.

V.	Improvements to Expansion Space.

A.

Condition of Expansion Space. Tenant has inspected the Expansion Space and, subject only to the performance of the Landlord Work, agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B (“Landlord Work”).

B.

Responsibility for Improvements to Expansion Space. Except for the Landlord Work, any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

VI.

Parking. As of the Expansion Effective Date, Section 46 of the Lease, as amended by Paragraph IV of the First Amendment, is hereby amended (a) by deleting “twelve (12)” from the first line thereof and inserting in its place “sixteen (16))” and (b) by deleting “twenty-four (24)” from the fifth line thereof and inserting in its place “thirty-two (32)”.

VII.	Signage. Subject to the conditions set forth in this Paragraph VII, Tenant shall have the right to install a sign consisting of the name and/or logo of RNK, Inc., d/b/a RNK Telecom (or its RNK divisions or affiliates) on the exterior facade of the Building facing Route 95/128 (the “Building Sign”). Tenant’s rights under this Paragraph VII are subject to the following conditions:

	(a)	Tenant’s obtaining all required permits from the Town of Dedham,

	(b)	Tenant’s obtaining Landlord’s prior written approval as to size, design, finish, materials and method of installation of the Building Sign,

	(c)	no default by Tenant has occurred prior to the installation of the Building Sign,

	(d)	the Building Sign is in compliance with all applicable laws, codes and ordinances and Tenant has obtained all governmental permits and approvals required in connection therewith,

(e)

the installation, maintenance and removal of the Building Sign (including, without limitation, the repair and cleaning of the Building facade upon removal of the Building Sign) is performed at Tenant’s expense in accordance with the terms and conditions governing alterations pursuant to Section 15 of the Lease and subject to Landlord’s reasonable rules and regulations,

(f)

within thirty (30) days after the first to occur of (i) the date on which there occurs, and remains uncured, a default by Tenant, (ii) the date on which the aggregate square footage of the Premises occupied by Tenant is less than 14,500 rentable square feet, or (iii) the date on which the Term of the Lease expires or is terminated, then Tenant shall, at its cost and expense, remove the Building Sign and restore all damage to the Building caused by the installation and/or removal of the Building Sign. Such removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Section 15 of the Lease.

(g)

Tenant’s rights, pursuant to this Paragraph VII, are personal to RNK, Inc. and may not be exercised by any occupant, subtenant, or other assignee of RNK, Inc. without the prior written consent of Landlord.

VIII.	Inapplicable and Deleted Lease Provisions.

Exhibit C to the Lease, Paragraph III of the First Amendment and Exhibit B to the First Amendment shall have no applicability in respect of the Expansion Space.

IX.	Miscellaneous.

A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

	B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

	C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:
RP/SARACEN PROPERTIES, LLC, a Delaware limited company

By: /s/ Kurt W. Seraceno
Name: Kurt W. Seraceno
Title: Manager
/s/ Maureen [Illegible]
Name (print): Maureen [Illegible]

/s/ Alison Kispert
Name (print) Alison Kispert

WITNESS/ATTEST:	TENANT:

RNK, INC., a Massachusetts Corporation
/s/ Matthew T. Kinney
By: /s/ Richard N. Koch
Name (print): Matthew T. Kinney	Name: Richard N. Koch
Title: President
/s/ Sharon R. Schawbel
Name (print): Sharon R. Schawbel

EXHIBIT B

WORKLETTER

          This Exhibit is attached to and made a part of the Amendment by and between RP/SARACEN PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and RNK, INC. d/b/a RNK Telecom, a Massachusetts corporation (“Tenant”) for space in the Building located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts.

          As used in this Workletter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the attached Amendment.

Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with the following work list (the “Worklist”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Worklist are hereinafter referred to as the “Landlord Work”. The Landlord Work shall be performed in a workmanlike manner. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

WORK LIST

______ITEM

          1. Install one (1) rear access door in the Premises, as shown on Exhibit B-1, attached hereto, to be completed by Friday, November 25, 2005.

2. All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent if the work is conducted by Landlord. Tenant shall be responsible for any Tenant delay in completion of the Premises resulting from any such other work and upgrades requested or performed by Tenant.

3. Landlord’s supervision or performance of any work for or on behalf of Tenant, with the exception of the installation of the rear access door specified above, shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4. Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Normal Business Hours subsequent to the Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Expansion Effective Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT B-1

PLAN OF LANDLORD WORK